Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 21, 2015	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 2, 2015 was $33.6 million, or $0.70 per share ($0.70 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended May 2, 2015 decreased 0.1 percent to $271.3 million from net sales of $271.7 million for the prior year 13-week fiscal quarter ended May 3, 2014. Comparable store net sales for the 13-week period ended May 2, 2015 decreased 2.2 percent from comparable store net sales for the prior year 13-week period ended May 3, 2014. Online sales increased 12.9 percent to $24.2 million for the 13-week period ended May 2, 2015, compared to net sales of $21.4 million for the 13-week period ended May 3, 2014.

Net income for the first quarter of fiscal 2015 was $33.6 million, or $0.70 per share ($0.70 per share on a diluted basis), compared with $37.3 million, or $0.78 per share ($0.78 per share on a diluted basis) for the first quarter of fiscal 2014.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1085 and reference the conference code 359495. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EDT by calling (800) 475-6701 and entering the conference code 359495.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 463 retail stores in 44 states. As of the end of the fiscal quarter, it operated 463 stores in 44 states compared with 450 stores in 43 states at the end of the first quarter of fiscal 2014.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014

SALES, Net of returns and allowances	$271,345	$271,675

COST OF SALES (Including buying, distribution, and occupancy costs)	157,748	154,475

Gross profit	113,597	117,200

OPERATING EXPENSES:
Selling	49,154	47,794
General and administrative	11,638	10,194
	60,792	57,988

INCOME FROM OPERATIONS	52,805	59,212

OTHER INCOME, Net	736	345

INCOME BEFORE INCOME TAXES	53,541	59,557

PROVISION FOR INCOME TAXES	19,971	22,215

NET INCOME	$33,570	$37,342

EARNINGS PER SHARE:
Basic	$0.70	$0.78

Diluted	$0.70	$0.78

Basic weighted average shares	48,074	47,886
Diluted weighted average shares	48,188	48,049

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	May 2, 2015	January 31, 2015 (1)	May 3, 2014

CURRENT ASSETS:
Cash and cash equivalents	$134,632	$133,708	$169,716
Short-term investments	22,792	25,857	22,092
Receivables	6,627	8,567	4,832
Inventory	129,626	129,921	119,206
Prepaid expenses and other assets	27,552	26,536	28,560
Total current assets	321,229	324,589	344,406

PROPERTY AND EQUIPMENT	436,393	427,915	400,624
Less accumulated depreciation and amortization	(260,193)	(255,252)	(239,964)
	176,200	172,663	160,660

LONG-TERM INVESTMENTS	45,103	43,698	45,987
OTHER ASSETS	2,043	2,043	2,151

	$544,575	$542,993	$553,204

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$38,778	$35,714	$36,439
Accrued employee compensation	12,037	36,920	12,904
Accrued store operating expenses	11,399	9,984	10,529
Gift certificates redeemable	19,402	23,992	18,794
Income taxes payable	19,265	15,661	21,415
Total current liabilities	100,881	122,271	100,081

DEFERRED COMPENSATION	13,541	14,261	13,724
DEFERRED RENT LIABILITY	39,940	40,566	38,231
OTHER LIABILITIES	10,192	10,617	10,270
Total liabilities	164,554	187,715	162,306

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,532,213 shares at May 2, 2015, 48,379,613 shares at January 31, 2015, and 48,374,622 shares at May 3, 2014	485	484	484
Additional paid-in capital	133,446	131,112	126,401
Retained earnings	246,519	224,111	264,851
Accumulated other comprehensive loss	(429)	(429)	(838)
Total stockholders’ equity	380,021	355,278	390,898

	$544,575	$542,993	$553,204

(1) Derived from audited financial statements.